EXHIBIT 99.1
FOR IMMEDIATE RELEASE
January 29, 2009

Contacts:                                Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES EARNINGS FOR
FOURTH QUARTER AND FULL YEAR 2008

Company is Very Well-Capitalized, with Strong Liquidity,
Excellent Core Deposit Base and Stable Net Interest Margin

TACOMA, Washington---Columbia Banking System, Inc. (NASDAQ: COLB) today announced net income of $1.8 million for the quarter ended December 31, 2008, compared to $7.3 million for the same quarter of 2007.  On a diluted per common share basis, net income for the quarter was $0.07, a decline from $0.41 in 2007.  These results reflect a provision for loan losses of $13.3 million and an additional $1 million impairment charge related to the continuing decline of an investment in preferred stock issued by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”).

For the year ended December 31, 2008, net income was $6.0 million compared to $32.4 million for 2007.  On a diluted per common share basis, earnings for the year were $0.31 a decrease from $1.91 in the prior year.  The lower earnings for the year resulted from a provision for loan losses of $41.2 million, primarily due to our portfolio of real estate related construction loans resulting from the rapid deterioration of the Pacific Northwest economic environment and a $19.5 million impairment charge related to the decline in the fair value of the investment in Freddie Mac and Fannie Mae preferred stock.  The remaining book value of this preferred stock is less than $500,000.

“We achieved a profitable fourth quarter and full year 2008 during a year of unprecedented economic challenges,” said Melanie Dressel, President and Chief Executive Officer. “Our focus on sound, fundamental banking, expense control and our diversified loan portfolio has resulted in profitable core operations. As shown in the table below, our core earnings for the fourth quarter 2008 were $2.2 million, compared to $8.5 million for the fourth quarter 2007, and were $14.8 million for the year 2008 compared to $33.5 million for the year 2007.  Despite the pressure of dramatic interest rate cuts during the quarter, our strong core deposit base has allowed us to maintain our stable net interest margin.  For the fourth quarter 2008, our net interest margin increased to 4.39% from 4.29% a year ago, and 4.34% for the third quarter 2008.”

Ms. Dressel said, “We have mitigated risk by continuing our focus on a diversified loan portfolio, avoiding concentration of risk in any one segment. This diversification is a strength for us, with 36% of our total portfolio in commercial business loans, 13% in real estate construction related loans, and approximately 9% in the for-sale housing segment. We remain concerned about the general decline in the economy with a resulting negative impact to our credit quality.  Nonperforming assets to total assets ended the year at 3.54%.  Until the economy stabilizes, we anticipate our annual provision for loan losses and net charge-offs to be elevated, similar to the levels we recorded in 2008.”

For comparative purposes, the table below illustrates core earnings, a non-GAAP measure removing the effect of income and expense items not derived from customary business activities.
Core Earnings

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
Net Income	$1,814	$7,298	$5,968	$32,381
Add: (amounts shown net of tax)
Preferred stock impairment write-down	660	--	12,594	--
Accrual of Visa litigation expense	--	$1,155	--	1,155
Deduct: (amounts shown net of tax)
Gain on sale of investment securities	--	--	(545)	--
Redemption of Visa and MasterCard shares	--	--	(1,952)	--
Reversal of Visa litigation expense	(259)	--	(832)	--
Insurance proceeds received on death of former officer	--	--	(395)	--
Core Earnings	$2,215	$8,453	$14,838	$33,536
Earnings per Diluted Share:
GAAP earnings	$0.07	$0.41	$0.31	$1.91
Core earnings	$0.12	$0.47	$0.82	$1.98

The amounts contained in the above table have been tax affected to illustrate their impact on net income.

Ms. Dressel continued, “On November 21, 2008, we issued approximately $77 million in preferred stock.  Because of our financial strength, we were one of the first regional banks selected to participate in the U.S. Treasury’s Capital Purchase Program. This additional equity bolstered our already strong capital levels, and further affirms both our financial strength and our successful business model.   Our total risk-based capital ratio was 14.25% at December at 31, 2008, enhancing our ability to lend and increasing our flexibility to pursue strategic opportunities which may arise.  Our liquidity ratio remains strong as well at 34%, which translates into over $1 billion of available funding for the general operation of our bank and to meet the loan and deposit needs of our customers.”

Revenue (net interest income plus noninterest income) was $35.7 million for the fourth quarter of 2008, down 3% from $36.8 million one year ago.   Revenue for 2008 totaled $134.4 million, down 2% from $136.6 million for the year 2006. Despite the deep cuts of 200 basis points in interest rates during the quarter, the efficiency ratio improved to 57.62% and 59.88% for the fourth quarter and year to date 2008 as compared to 62.83% and 61.33% for the same periods in 2007.

 Return on average assets and return on average equity for the quarter was 0.24% and 1.60%, respectively, compared to 0.92% and 8.63%, respectively, for the same period in 2007. Return on average assets and return on average equity for the year were 0.19% and 1.59%, respectively, compared with 1.14% and 11.19% for 2007.

Results for the full year 2008 reflect the financial consolidation of Mountain Bank Holding Company and Town Center Bancorp, which were both acquired on July 23, 2007; accordingly, full year 2008 financial information includes a full year of the results of the two organizations.  Additionally, earnings per diluted common share for the year 2008 were affected by an increase in the total number of shares outstanding as a result of shares issued in conjunction with the 2007 acquisitions.

At December 31, 2008, Columbia’s total assets were $3.10 billion compared to $3.18 billion at December 31, 2007.  Total loans were $2.23 billion at December 31, 2008, down 2% from December 31, 2007, and total securities decreased $32.4 million to $540.5 million at December 31, 2008, a decrease of 6% from the prior year.  Total deposits decreased 5% from December 31, 2007, ending at $2.38 billion at December 31, 2008.  Core deposits, defined as demand, savings, money market accounts and certificates of deposit under $100,000, totaled $1.94 billion at year-end 2008, comprising 81.5% of total deposits.  Ms. Dressel commented, “We are actively managing our loan and deposit portfolios, which have declined as we reposition the loan portfolio to further manage risk and maintain diligence around our deposit pricing.”

Operating Results
Quarter and Year-Ended December 31, 2008

Net Interest Income

Net interest income for the fourth quarter of 2008 was $29.3 million, a decrease of 1%, relatively unchanged from $29.6 million for the same quarter in 2007, primarily due to an increase in earning assets from the prior year. Columbia’s net interest margin increased to 4.39% in the fourth quarter of 2008 from 4.29% for the same quarter last year.  On a linked 2008 quarterly basis, the net interest margin was 4.38% for the first quarter, 4.39% for the second quarter, and 4.34% for the third quarter.

Average interest-earning assets were $2.77 billion during the quarter, a decrease of 2% compared with $2.84 billion during the same quarter of 2007.   The yield on average interest-earning assets decreased 129 basis points (a basis point equals 1/100 of 1%) to 5.92% during the quarter compared with 7.21% during the same quarter of 2007.  During the same period, average interest-bearing liabilities decreased to $2.19 billion, or 4%, from $2.29 billion in 2007. The cost of average interest-bearing liabilities decreased 169 basis points to 1.93% during the quarter, from 3.62% in the same quarter of 2007.

 For the twelve months ended December 31, 2008, net interest income increased to $119.5 million compared to $108.8 million in 2007. During 2008, the Company’s net interest margin increased to 4.38% from 4.35% for 2007.  Total revenue for the year was $134.4 million, a decrease of 2% from $136.6 million for 2007.  Average interest-earning assets grew 10% to $2.85 billion during 2008, compared with $2.60 billion during 2007. The yield on average interest-earning assets decreased 92 basis points to 6.33% during 2008, from 7.25% in 2007.  In comparison, average interest-bearing liabilities grew to $2.28 billion compared with $2.08 billion for 2007. The cost of average interest-bearing liabilities decreased 119 basis points to 2.44% during 2008 from 3.63% in 2007.

Noninterest Income

Noninterest income for the quarter was $6.3 million, a decrease of $865,000, or 12% from the same quarter in 2007.  The decrease is primarily due to the $1 million impairment charge for the quarter on Fannie Mae and Freddie Mac investment securities.  Service charges and other fees were $3.7 million for the quarter, unchanged from one year ago.

For the year, noninterest income was $14.9 million, a decrease of $13 million from $27.7 million for 2007, reflective of the $19.5 million impairment charge on investment securities mentioned above.  The decrease in noninterest income was partially offset with proceeds from the redemption of Visa and MasterCard shares of $3 million.  For the full year 2008, service charges and other fees were $14.8 million, an increase of 10% from $13.5 million for 2007, reflecting a change in our deposit account fee structure in conjunction with an increase in the number of deposit accounts.  Other income for the year increased $1.6 million, or 40%, due in part to insurance proceeds received for the death of a former officer in the amount of $612,000.

Noninterest Expense

Total noninterest expense for the fourth quarter was $21.8 million, a decrease of 15% from $25.7 million for the same quarter in 2007. This decrease is primarily due to increased legal and professional fees in the fourth quarter of 2007 related to the Visa litigation, and a recovery in the fourth quarter of 2008 of the same expense, as well as traditional year-end adjustments to accruals.  In response to current economic and market conditions, Columbia’s executive management team has elected to forgo increases in base salary for 2009.

Noninterest expense for the year was $92.1 million, an increase of 4% from $88.8 million from the prior year. The increase was due to compensation, employee benefits and occupancy costs related to the third quarter 2007 acquisitions.  Regulatory premiums were $1.6 million higher for the year 2008 over the same period in 2007, resulting from a credit received in 2007 which offset the majority of the FDIC premiums due and the increased deposit account base due in part from the acquisitions.

Nonperforming Assets and Loan Loss Provision
As of December 31, 2008, non-performing assets were $109.6 million, compared to $78.2 million at September 30, 2008, and $14.6 million at December 31, 2007.  Residential construction loans continue to be the primary driver of nonperforming assets, representing $69.7 million, or 64%, of nonperforming assets.  Commercial real estate loans account for another $30.3 million, or 28% of non-performing loans. These commercial real estate non-performing assets are primarily centered in condominium development loans of approximately $9.1 million and retail development of approximately $15.0 million.  The increase in both of these categories reflects the continued weakness in the for sale housing industry. In addition, the more recent decline in retail sales and consumer spending has negatively affected retail leasing activity in a few of our more recently completed retail development projects.

For the quarter ended December 31, 2008, net loan charge-offs were approximately $6.3 million compared to $16.4 million for the linked quarter and $188,000 for the same period a year ago.  Net charge offs continue to be associated with loans principally in our for sale housing portfolio.  Past due loans were $10.4 million, or 0.46% of total loans, at December 31, 2008 compared to $13.1 million, or 0.59% of total loans, at September 30, 2008, and $11.6 million, or 0.51% of total loans, at December 31, 2007.

Ms. Dressel said, “We remain aggressive in managing our construction loan portfolio and continue to be successful at reducing our overall exposure in both the 1-4 family residential construction segment as well as in the commercial real estate construction segment.  For the year, total construction loans declined 33.1% due to payoffs and conversions to permanent loan status.  Our 1-4 family residential construction loans, where most of our challenges are centered, now represent less than 10% of our entire loan portfolio.  While we believe both of these segments will remain challenged during 2009, we are confident in our risk management strategies we have in place.”

Organizational Update

                Ms. Dressel noted, “In 2008, we continued our commitment to improving efficiencies while maintaining our core value of customer service.  During the second quarter, two Mt. Rainier branch locations in Federal Way and Auburn, Washington, were consolidated into two Columbia Bank branches due to their proximity.  In the third quarter, our 30th Avenue and Commerce branches in Longview, Washington, also consolidated and moved to a more visible and accessible new branch location.  In December, 2008, we opened Bank of Astoria’s long-awaited, full service branch in downtown Tillamook, Oregon. We have also begun construction of our long-planned Renton, Washington branch, the only location scheduled to open in 2009.  At the end of 2008, our strong retail system included 53 branches in 10 counties in Washington and Oregon.

Ms. Dressel continued, “Our long standing strategy continues to focus on improving efficiencies without jeopardizing the strength of our customer relationships, which are the foundation of our bank.  We are confident that our healthy core deposits, the diversity of our loan and deposit portfolios and our relationships with our customers, employees and communities will result in long-term benefits for our shareholders.”

Conference Call

Columbia Banking System management will discuss the company’s fourth quarter and full-year 2008 results on a conference call scheduled for Thursday, January 29, 2009 at 1:00 p.m. PST.     Interested parties may listen to this discussion by calling 1-888-318-7969; Conference ID code #80748714.    A conference call replay will be available from approximately 4:00 p.m. PST on January 29th through midnight PDT on Thursday, February 5, 2009.  The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code 80748714.

Annual Meeting of Shareholders

Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PDT on April 22, 2008, at the Greater Tacoma Convention & Trade Center; 1500 Broadway, Tacoma, Washington.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was selected by Washington CEO magazine as one of 2008’s “Washington’s Best 100 Companies to Work For”. With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia Bank, Columbia Banking System has
53 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 5 branches in King and Pierce counties. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita and Tillamook in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

# # #
Note Regarding Forward-Looking Statements
This news release includes forward looking statements, which management believes are a benefit to shareholders.  These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy.  The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements.   Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:  (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Twelve Months Ended
Unaudited	December 31,				December 31,
(in thousands except per share)	2008		2007		2008	2007
Earnings
Net interest income	$29,319		$29,562		$119,513	$108,820
Provision for loan and lease losses	$13,250		$1,407		$41,176	$3,605
Noninterest income	$6,334		$7,199		$14,850	$27,748
Noninterest expense	$21,813		$25,736		$92,125	$88,829
Net income	$1,814		$7,298		$5,968	$32,381
Per Common Share
Net income (basic)	$0.07		$0.41		$0.31	$1.93
Net income (diluted)	$0.07		$0.41		$0.31	$1.91
Averages
Total assets	$3,061,867		$3,131,122		$3,134,054	$2,837,162
Interest-earning assets	$2,767,854		$2,836,045		$2,851,555	$2,599,379
Loans	$2,214,918		$2,241,893		$2,264,486	$1,990,622
Securities	$535,763		$572,412		$565,299	$581,122
Deposits	$2,297,422		$2,487,356		$2,382,484	$2,242,134
Core deposits	$1,865,402		$1,960,136		$1,911,897	$1,887,391
Interest-bearing deposits	$1,837,166		$2,023,255		$1,921,737	$1,803,660
Interest-bearing liabilities	$2,193,437		$2,289,566		$2,277,422	$2,075,564
Noninterest-bearing deposits	$460,257		$464,100		$460,747	$438,474
Shareholders' equity	$368,184		$335,510		$354,387	$289,297
Financial Ratios
Return on average assets	0.24%		0.92%		0.19%	1.14%
Return on average common equity	1.60%		8.63%		1.59%	11.19%
Return on average tangible common equity(1)	2.75%		13.08%		2.72%	14.53%
Average equity to average assets	12.02%		10.72%		11.31%	10.20%
Net interest margin	4.39%		4.29%		4.38%	4.35%
Efficiency ratio (tax equivalent)(2)	57.62%		62.83%		59.88%	61.33%
	December 31,
Period end	2008		2007
Total assets	$3,097,079		$3,178,713
Loans	$2,232,332		$2,282,728
Allowance for loan and lease losses	$42,747		$26,599
Securities	$540,525		$572,973
Deposits	$2,382,151		$2,498,061
Core deposits	$1,941,047		$1,996,393
Shareholders' equity	$415,385		$341,731
Book value per common share	$18.82		$19.03
Tangible book value per common share	$13.23		$13.29
Nonperforming assets
Nonaccrual loans	$106,163		$14,005
Restructured loans	587		456
Other real estate owned	2,874		181
Total nonperforming assets	$109,624		$14,642
Nonperforming loans to period-end loans	4.78%		0.63%
Nonperforming assets to period-end assets	3.54%		0.46%
Allowance for loan and lease losses to period-end loans	1.91%		1.17%
Allowance for loan and lease losses to nonperforming loans	40.04%		183.94%
Allowance for loan and lease losses to nonperforming assets	38.99%		181.66%
Net loan charges-offs	$25,028	(3)	$380	(4)

(1) Annualized net income, excluding core deposit intangible asset amortization and preferred dividends divided by average daily shareholders' equity, excluding average goodwill and average core deposit intangible asset.
(2) Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost (gain) of OREO, proceeds from redemption of Visa and Mastercard shares, reversal of previously accrued Visa litigation expense, net income from BOLI policy swap transactions, death benefit insurance proceeds and other than temporary security impairment charge.
(3) For the twelve months ended December 31, 2008.
(4) For the twelve months ended December 31, 2007.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	December 31,
(in thousands)	2008		2007
Loan Portfolio Composition
Commercial business	$810,922	36.3%	$762,365	33.4%
Real Estate:
One-to-four family residential	57,237	2.6%	60,991	2.7%
Five or more family residential and commercial	862,595	38.7%	852,139	37.3%
Total Real Estate	919,832	41.3%	913,130	40.0%
Real Estate Construction:
One-to-four family residential	209,682	9.4%	269,115	11.8%
Five or more family residential and commercial	81,176	3.6%	165,490	7.2%
Total Real Estate Construction	290,858	13.0%	434,605	19.0%
Consumer	214,753	9.6%	176,559	7.8%
Subtotal loans	2,236,365	100.2%	2,286,659	100.2%
Less: Deferred loan fees	(4,033)	-0.2%	(3,931)	-0.2%
Total loans	$2,232,332	100.0%	$2,282,728	100.0%
Loans held for sale	$1,964		$4,482

	December 31,
	2008		2007
Deposit Composition
Core deposits:
Demand and other non-interest bearing	$466,078	19.6%	$468,237	18.7%
Interest bearing demand	519,124	21.8%	478,596	19.2%
Money market	530,065	22.3%	609,502	24.4%
Savings	122,076	5.1%	115,324	4.6%
Certificates of deposit less than $100,000	303,704	12.7%	324,734	13.0%
Total core deposits	1,941,047	81.5%	1,996,393	79.9%
Certificates of deposit greater than $100,000	338,971	14.2%	428,885	17.2%
Wholesale certificates of deposit (CDARS®)	39,903	1.7%	762	0.0%
Wholesale certificates of deposit	62,230	2.6%	72,021	2.9%
Total deposits	$2,382,151	100.0%	$2,498,061	100.0%

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	Dec 31	Sept 30	Jun 30	Mar 31	Dec 31
(in thousands except per share)	2008	2008	2008	2008	2007
Earnings
Net interest income	$29,319	$29,593	$30,274	$30,327	$29,562
Provision for loan and lease losses	$13,250	$10,500	$15,350	$2,076	$1,407
Noninterest income	$6,334	$(10,946)	$9,305	$10,157	$7,199
Noninterest expense	$21,813	$23,391	$23,367	$23,554	$25,736
Net income (loss)	$1,814	$(8,759)	$1,936	$10,977	$7,298
Per Common Share
Net income (loss) (basic)	$0.07	$(0.49)	$0.11	$0.61	$0.41
Net income (loss) (diluted)	$0.07	$(0.49)	$0.11	$0.61	$0.41
Averages
Total assets	$3,061,867	$3,106,556	$3,182,877	$3,186,013	$3,131,122
Interest-earning assets	$2,767,854	$2,830,894	$2,902,449	$2,906,172	$2,836,045
Loans	$2,214,918	$2,241,574	$2,297,661	$2,304,588	$2,241,893
Securities	$535,763	$558,990	$584,780	$582,056	$572,412
Deposits	$2,297,422	$2,365,222	$2,413,225	$2,455,190	$2,487,356
Core deposits	$1,865,402	$1,925,780	$1,923,973	$1,932,813	$1,960,136
Interest-bearing deposits	$1,837,166	$1,896,767	$1,950,123	$2,004,095	$2,023,255
Interest-bearing liabilities	$2,193,437	$2,259,655	$2,319,556	$2,338,159	$2,289,566
Noninterest-bearing deposits	$460,257	$468,455	$463,102	$451,095	$464,100
Shareholders' equity	$368,184	$344,158	$354,895	$350,271	$335,510
Financial Ratios
Return on average assets	0.24%	-1.12%	0.24%	1.39%	0.92%
Return on average common equity	1.60%	-10.10%	2.19%	12.60%	8.63%
Return on average tangible common equity	2.75%	-13.89%	3.56%	18.33%	13.08%
Average equity to average assets	12.02%	11.08%	11.15%	10.99%	10.72%
Net interest margin	4.39%	4.34%	4.39%	4.38%	4.29%
Efficiency ratio (tax equivalent)	57.62%	60.34%	59.31%	62.36%	62.83%
Period end
Total assets	$3,097,079	$3,104,980	$3,169,607	$3,246,586	$3,178,713
Loans	$2,232,332	$2,216,133	$2,275,719	$2,300,465	$2,282,728
Allowance for loan and lease losses	$42,747	$35,814	$41,724	$27,914	$26,599
Securities	$540,525	$551,062	$549,755	$598,470	$572,973
Deposits	$2,382,151	$2,355,821	$2,398,924	$2,526,514	$2,498,061
Core deposits	$1,941,047	$1,944,779	$1,933,256	$1,997,975	$1,996,393
Shareholders' equity	$415,385	$336,435	$344,270	$351,667	$341,731
Book value per common share	$18.82	$18.54	$19.01	$19.45	$19.03
Tangible book value per common share	$13.23	$12.94	$13.35	$13.77	$13.29
Nonperforming assets
Nonaccrual loans	$106,163	$76,164	$71,730	$14,368	$14,005
Restructured loans	587	746	540	468	456
Other personal property owned	--	--	--	187	--
Other real estate owned	2,874	1,288	--	--	181
Total nonperforming assets	$109,624	$78,198	$72,270	$15,023	$14,642
Nonperforming loans to period-end loans	4.78%	3.47%	3.18%	0.64%	0.63%
Nonperforming assets to period-end assets	3.54%	2.52%	2.28%	0.46%	0.46%
Allowance for loan and lease losses to period-end loans	1.91%	1.62%	1.83%	1.21%	1.17%
Allowance for loan and lease losses to nonperforming loans	40.04%	46.57%	57.73%	188.15%	183.94%
Allowance for loan and lease losses to nonperforming assets	38.99%	45.80%	57.73%	185.81%	181.66%
Net loan charges-offs	$6,317	$16,410	$1,540	$761	$188

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
(in thousands except per share)	2008	2007	2008	2007
Interest Income
Loans	$33,603	$43,646	$147,830	$156,253
Taxable securities	4,362	4,547	18,852	18,614
Tax-exempt securities	1,979	1,998	7,976	7,923
Federal funds sold and deposits in banks	23	247	402	1,427
Total interest income	39,967	50,438	175,060	184,217
Interest Expense
Deposits	8,863	17,313	45,307	59,930
Federal Home Loan Bank and Federal Reserve Bank advances	1,109	2,948	7,573	11,065
Long-term obligations	461	573	1,800	2,177
Other borrowings	215	42	867	2,225
Total interest expense	10,648	20,876	55,547	75,397
Net Interest Income	29,319	29,562	119,513	108,820
Provision for loan and lease losses	13,250	1,407	41,176	3,605
Net interest income after provision for loan and lease losses	16,069	28,155	78,337	105,215
Noninterest Income
Service charges and other fees	3,684	3,685	14,813	13,498
Merchant services fees	1,881	2,029	8,040	8,373
Redemption of Visa and Mastercard shares	--	--	3,028	--
Gain (loss) on sale of investment securities, net	(36)	--	846	--
Impairment charge on investment securities	(1,024)	--	(19,541)	--
Bank owned life insurance ("BOLI")	488	507	2,075	1,886
Other	1,341	978	5,589	3,991
Total noninterest income	6,334	7,199	14,850	27,748
Noninterest Expense
Compensation and employee benefits	11,398	12,338	49,315	46,703
Occupancy	3,132	3,299	12,838	12,322
Merchant processing	827	883	3,558	3,470
Advertising and promotion	527	612	2,324	2,391
Data processing	979	701	3,486	2,564
Legal and professional fees	490	2,707	1,969	4,912
Taxes, licenses and fees	650	793	2,917	2,882
Regulatory premiums	616	334	2,141	507
Net (gain) loss on sale of other real estate owned	(30)	5	(49)	5
Other	3,224	4,064	13,626	13,073
Total noninterest expense	21,813	25,736	92,125	88,829
Income before income taxes	590	9,618	1,062	44,134
Provision (benefit) for income taxes	(1,224)	2,320	(4,906)	11,753
Net Income	$1,814	$7,298	$5,968	$32,381
Net Income Applicable to Common Shareholders (1)	$1,344	$7,298	$5,498	$32,381
Earnings per common share
Basic	$0.07	$0.41	$0.31	$1.93
Diluted	$0.07	$0.41	$0.31	$1.91
Dividends paid per common share	$0.07	$0.17	$0.58	$0.66
Weighted average number of common shares outstanding	17,959	17,783	17,914	16,802
Weighted average number of diluted common shares outstanding	17,972	17,982	18,010	16,972

(1) For 2008, QTD and YTD net income less accumulated preferred dividends ($427) and amortization of preferred stock discount ($43)

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			December 31,
(in thousands)			2008	2007
ASSETS
Cash and due from banks			$84,787	$82,735
Interest-earning deposits with banks			3,943	11,240
Total cash and cash equivalents			88,730	93,975
Securities available for sale at fair value (amortized cost of $525,110 and $558,685, respectively)			528,918	561,366
Federal Home Loan Bank stock at cost			11,607	11,607
Loans held for sale			1,964	4,482
Loans, net of deferred loan fees of ($4,033) and ($3,931), respectively			2,232,332	2,282,728
Less: allowance for loan and lease losses			42,747	26,599
Loans, net			2,189,585	2,256,129
Interest receivable			11,646	14,622
Premises and equipment, net			61,139	56,122
Other real estate owned			2,874	181
Goodwill			95,519	96,011
Core deposit intangible, net			5,908	7,050
Other assets			99,189	77,168
Total Assets			$3,097,079	$3,178,713
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$466,078	$468,237
Interest-bearing			1,916,073	2,029,824
Total deposits			2,382,151	2,498,061
Federal Home Loan Bank and Federal Reserve Bank advances			200,000	257,670
Securities sold under agreements to repurchase			25,000	--
Other borrowings			201	5,061
Long-term subordinated debt			25,603	25,519
Other liabilities			48,739	50,671
Total liabilities			2,681,694	2,836,982
Commitments and contingent liabilities
Shareholders' equity
	December 31,
	2008	2007
Preferred stock (no par value, 76,898 aggregate liquidation preference)
Authorized shares	2,000	2,000
Issued and outstanding(1)	77	-	73,743	--
Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	18,151	17,953	233,192	226,550
Retained earnings			103,061	110,169
Accumulated other comprehensive income			5,389	5,012
Total shareholders' equity			415,385	341,731
Total Liabilities and Shareholders' Equity			$3,097,079	$3,178,713

(1) Net EESA of 2008 Capital Purchase Program proceeds ($76,868) less net preferred stock discount attributable to common stock warrant ($3,125)